Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

September 25, 2006

Mission Community Bank

Expands in San Luis Obispo

to South Higuera Street and Prado Road

(San Luis Obispo, CA)  Mission Community Bank is pleased to announce it has entered into a long term land lease agreement with Walters Brothers Construction Company, Inc. for the corner of South Higuera Street and Prado Road in San Luis Obispo, CA.

The bank intends to build a new Headquarters Full Service Bank Branch, consolidating the Administrative and Business Banking Center into the same location in a new 14,000 square foot facility.  Development plans will be underway during the balance of 2006 and into 2007.  The current location at 581 Higuera will continue to operate as the bank’s headquarters office during construction, and remain open as a “downtown” branch thereafter.

The long term lease provides for a 50 year term, with options to extend an additional 10 years, on approximately 32,500 square feet of now vacant land.  “This is an exciting opportunity for the bank to continue and expand its service in the San Luis Obispo market as well as throughout the Central Coast.  As our communities continue to grow, we will be there growing with them, serving our customers,” said Anita Robinson, President and CEO.  “We see this location as a part of a growing area, where there presently is very little banking presence.  Now, Mission Community Bank will be located on a prime corner, easily accessible to the business community as well as those living in the vicinity.”

Mission Community Bank opened its first San Luis Obispo office in 1997.

Mission Community Bank is a locally owned and operated community bank with offices in San Luis Obispo, Paso Robles, Arroyo Grande and a Business Banking Center in San Luis Obispo.  As a Department of the Treasury Certified Community Development Financial Institution, Mission Community Bank has been the recipient of several awards for its success in meeting its community needs in small business lending and development banking services, and has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities.  Mission Community Bank opened for business in December, 1997 and has grown to just under $150 million in assets.

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For more information, please contact
Anita Robinson at (805) 782-5000 or anita@MissionCommunityBank.com